Exhibit 99.1

Grand Perfecta, Inc., Acquires FanXT to Expand Into Fantasy Sports Market

Tokyo, Japan – Jan 11, 2016 – Grand perfecta, Inc. (GPIW:OTC US), today announced that it acquired for cash Just Mobile Sdn. Bhd., doing business as FanXT, an award-winning global fantasy sports provider. Through the acquisition Grand Perfecta will offer market-proven daily, seasonal and commissioner fantasy sports platforms together with a strong, experienced team in online and mobile technologies.

The acquisition was made through Sports Perfecta, Inc. (http://www.sportsperfecta.com), the USA subsidiary of Grand Perfecta. Grand Perfecta, a leader in horse racing and data analytics, intends to penetrate the lucrative global fantasy sports markets via this acquisition.

Just Mobile Sdn. Bhd., a Kuala Lumpur-based company better known as FanXT (http://www.fanxt.com), owns daily, seasonal and commissioner fantasy sports products on web, mobile and Facebook platforms for sports across the world. FanXT truly covers the global sporting landscape by having fantasy games for immensely popular sports like the NFL, NBA, MLB, soccer and motor racing. Soccer leagues FanXT works with include Finland Veikkausliiga League, Hong Kong Premier League, Singapore S. League, Indian I-League, Philippines United Football League (UFL) and Malaysia Super League (MSL). It also runs its own fantasy products based on English Premier League (EPL), FIFA World Cup, FIA Formula 1 and MotoGP. FanXT is a member of Fantasy Sports Trade Association (FSTA).

This new acquisition offers Grand Perfecta and ist subsidiary, Sports Perfecta, the pivotal launch pad expanding into the global sports market and allows the rapid introduction of current and new fantasy products in global markets.

Contact
Hiro Watanabe
CEO of Sports Perfecta Inc.
Email: hiro@sportsperfecta.com
Tel: +18083646344
Websites: http://www.sportsperfecta.com, http://www.fanxt.com

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